Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612

TRIANGLE CAPITAL CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

RALEIGH, NC - March 6, 2013, Triangle Capital Corporation (NYSE: TCAP) (“Triangle” or the “Company”), a leading provider of capital to lower middle market companies located throughout the United States, today announced its financial and operating results for the fourth quarter of 2012 and the full year of 2012.
Fourth Quarter Highlights

•Total Investment Portfolio: $706.8 million
•Total Net Assets (Equity): $417.3 million
•Net Asset Value Per Share (Book Value): $15.30
•Weighted Average Yield on Debt Investments: 14.6%
•Efficiency Ratio (G&A Expenses/Total Investment Income): 18.1%
•Investment Portfolio Activity for the Quarter Ended December 31, 2012
▪Cost of investments made during the period: $120.4 million
▪Principal repayments during the period: $43.6 million
•Financial Results for the Quarter Ended December 31, 2012
▪Total investment income: $25.0 million
▪Net investment income: $15.5 million
•Net investment income per share: $0.57
•Dividends paid per share: $0.53 ($0.54 announced for first quarter 2013)
•Net realized gains: $1.4 million
•Net increase in net assets resulting from operations: $15.6 million
•Net increase in net assets resulting from operations per share: $0.57
Full Year 2012 Highlights

•Efficiency Ratio (G&A Expenses/Total Investment Income): 18.0%
•Investment Portfolio Activity for the Year Ended December 31, 2012
•Cost of investments made during the period: $348.9 million
•Principal repayments during the period: $148.2 million
•Financial Results for the Year Ended December 31, 2012
•Total investment income: $90.4 million
•Net investment income: $57.7 million
•Net investment income per share: $2.16
•Dividends paid per share: $2.02
•Net realized gains: $6.7 million
•Net increase in net assets resulting from operations: $60.1 million
•Net increase in net assets resulting from operations per share: $2.25

In commenting on the Company's results, Garland S. Tucker, III, President and Chief Executive Officer, stated, “The fourth quarter of 2012 was the capstone of another great operational and financial year for Triangle.  We were very active from an investing and a capital markets standpoint during the quarter as we broadened our investment portfolio and further strengthened our balance sheet with our $80.5 million 6.375% ten year bond offering.  The strength and performance of our investment portfolio during the year provided us the opportunity to increase our dividend four times over the last five quarters, to a current dividend of $0.54 per share.”

Fourth Quarter 2012 Results

Total investment income during the fourth quarter of 2012 was $25.0 million, compared to total investment income of $18.3 million for the fourth quarter of 2011, representing an increase of 36.4%. The Company's increase in investment income is primarily attributable to a $6.7 million increase in total loan interest, fee, dividend, and payment-in-kind interest income due to a net increase in portfolio investments. Of the $25.0 million in total investment income during the fourth quarter of 2012, approximately $0.5 million, or $0.02 per share, was related to a non-recurring portfolio company dividend.

Net investment income during the fourth quarter of 2012 was $15.5 million, compared to net investment income of $12.0 million for the fourth quarter of 2011, representing an increase of 29.6%. Net investment income per share during the fourth quarter of 2012 was $0.57 based on weighted average shares outstanding during the quarter of 27.3 million, compared to $0.53 per share during the fourth quarter of 2011, based on weighted average shares outstanding of 22.7 million.

The Company's net increase in net assets resulting from operations was $15.6 million during the fourth quarter of 2012, as compared to $12.4 million during the fourth quarter of 2011. The Company's net increase in net assets resulting from operations was $0.57 per share during the fourth quarter of 2012, based on weighted average shares outstanding of 27.3 million, as compared to $0.55 per share during the fourth quarter of 2011, based on weighted average shares outstanding of 22.7 million.

Full Year 2012 Results

For the year ended December 31, 2012, total investment income was $90.4 million, compared to total investment income of $63.4 million for the year ended December 31, 2011, representing an increase of 42.6%. Total investment income during 2012 consisted of $90.0 million of loan interest, fee, dividend, and payment-in-kind interest income and $0.4 million of interest income from cash on hand. Total investment income in 2011 consisted of $63.0 million of loan interest, fee, dividend, and payment-in-kind income and $0.4 million of interest income from cash on hand. During 2012, the Company's total investment income was primarily impacted by new investments funded during the year which totaled $348.9 million.

Net investment income for 2012 was $57.7 million, compared to net investment income of $40.5 million during 2011, representing an increase of 42.4%. Net investment income per share during 2012 was $2.16, based on a weighted average share count of 26.7 million, compared to $2.07 per share during 2011, based on a weighted average share count of 19.6 million.

For the year ended December 31, 2012, Triangle recorded net unrealized depreciation of investments, net of income taxes, in the amount of $2.9 million and a net realized gain on investments of $6.7 million, for a total net gain on investments of $3.8 million. For the year ended December 31, 2011, Triangle recorded net unrealized appreciation of investments, net of income taxes, in the amount of $6.4 million and a net realized gain on investments of $11.0 million, for a total net gain on investments of $17.3 million. As a result of these events, the Company's net increase in net assets resulting from operations during the year ended December 31, 2012, was $60.1 million as compared to $56.8 million for the year ended December 31, 2011. The Company's net increase in net assets resulting from operations was $2.25 per share during 2012, based on the Company's weighted average shares outstanding of 26.7 million, compared to $2.90 per share in 2011, based on the Company's weighted average shares outstanding of 19.6 million.

The Company's net asset value per share at December 31, 2012, was $15.30, based on total shares outstanding at December 31, 2012, of 27.3 million, as compared to the Company's net asset value per share at December 31, 2011, of $14.68, based on total shares outstanding at December 31, 2011, of 22.8 million. As of December 31, 2012, the Company's weighted average yield on all of its outstanding debt investments (other than non-accrual debt investments) was 14.6%, compared to 15.0% at December 31, 2011.

Dividends and distributions per share for the year ended December 31, 2012, totaled $2.02 compared to dividends and distributions of $1.77 during 2011.

Liquidity and Capital Resources

Commenting on the Company's liquidity position, Steven C. Lilly, Chief Financial Officer of the Company, stated, “Triangle is fortunate to enter 2013 in an incredibly strong financial position with a weighted average cost of debt of 5.1% and a balance sheet comprised of long-term fixed-rate debt and equity.  Through a combination of cash on hand, available SBA debentures, and availability under our senior credit facility, we have approximately $250 million of available liquidity which provides significant flexibility as we evaluate new investment opportunities during 2013.”

At December 31, 2012, the Company had cash and cash equivalents totaling $72.3 million, and no borrowings outstanding under its $165 million senior credit facility.

As of December 31, 2012, the Company had outstanding non-callable, fixed-rate Small Business Administration (“SBA”) guaranteed debentures totaling $213.6 million with a weighted average interest rate of 4.05%. Subsequent to year end, on March 1, 2013, Triangle pre-paid $20.5 million in SBA guaranteed debentures that bore interest at a weighted average interest rate of 6.44%. Following the prepayment, the weighted average interest rate on outstanding SBA guaranteed debentures is 3.80%.

2012 Capital Markets Activities

In February, 2012, the Company completed a public offering of 4.3 million shares of common stock with net proceeds of $77.1 million.

In February, 2012, Triangle filed a prospectus supplement pursuant to which $60.0 million in aggregate principal amount of senior unsecured notes due 2019 were offered to the public. In March, 2012, the underwriters fully exercised their option to purchase an additional $9.0 million in aggregate principal amount of notes to cover overallotments, bringing the total size of the offering to $69.0 million with net proceeds to the Company of $66.6 million after deducting underwriting discounts and offering expenses. The notes will mature on March 15, 2019, and may be redeemed in whole or in part at any time or from time to time at the Company's option on or after March 15, 2015. The notes bear interest at a rate of 7.00% per year payable quarterly on March 15, June 15, September 15, and December 15 of each year. The notes trade on the NYSE under the symbol “TCC.”

In September, 2012, Triangle closed on a four-year senior secured credit facility (“Credit Facility”) with an initial commitment of $165.0 million. The Credit Facility has an accordion feature which allows for an increase in the total loan size up to $215.0 million and also contains two one-year extension options, bringing the total potential term to six years from closing. As of December 31, 2012, the Company had no debt outstanding under the Credit Facility.

In October, 2012, Triangle filed a prospectus supplement pursuant to which $70.0 million in aggregate principal amount of senior unsecured notes due 2022 were offered to the public. In November 2012, the underwriters fully exercised their option to purchase an additional $10.5 million in aggregate principal amount of notes to cover overallotments, bringing the total offering to $80.5 million with net proceeds to the Company of $77.8 million after deducting underwriting discounts and estimated offering expenses. The notes will mature on December 15, 2022, and may be redeemed in whole or in part at any time or from time to time at the Company's option on or after December 15, 2015. The notes bear interest at a rate of 6.375% per year payable quarterly on March 15, June 15, September 15, and December 15 of each year. The notes trade on the NYSE under the symbol “TCCA.”

Dividend and Distribution Information

As previously announced, on February 27, 2013, Triangle's board of directors declared a cash dividend of $0.54 per share, representing a 14.9% increase over the Company's first quarter 2012 dividend. This was Triangle's twenty-fifth consecutive quarterly dividend since its initial public offering in February, 2007, and was the Company's fifteenth dividend increase. Since its IPO in 2007, Triangle has never had a dividend decrease.

The Company's dividend will be payable as follows:

Record Date:      March 13, 2013
Payment Date:     March 27, 2013

Portfolio Investments

During the year ended December 31, 2012, the Company made twenty-six new investments, including recapitalizations of existing portfolio companies, totaling $340.5 million, additional debt investments in eight existing portfolio companies totaling $7.8 million, and five additional equity investments in existing portfolio companies totaling $0.6 million. The Company also sold equity investments in portfolio companies for total proceeds of $11.0 million, resulting in realized gains totaling $6.2 million. The Company had sixteen portfolio company loans repaid at par totaling $138.4 million, resulting in realized gains totaling $0.5 million. In addition, normal principal repayments, partial loan prepayments and payment-in-kind interest repayments totaled $19.0 million for the year ended December 31, 2012.

New investment transactions which occurred during the fourth quarter of 2012 include:

In October, 2012, the Company made a $14.5 million investment in Performance Health & Wellness Holdings, Inc. and subsidiaries (“Performance Health”) consisting of subordinated debt and equity. Performance Health designs, manufactures and markets rehabilitation and wellness products.

In November, 2012, the Company made a $16.0 million investment in Comverge, Inc. (“Comverge”) consisting of subordinated debt and equity. Comverge delivers a comprehensive suite of intelligent energy management solutions that enable utilities, grid operators and commercial and industrial organizations to optimize their energy usage.

In December, 2012, the Company made a $12.1 million investment in Micross Solutions, LLC (“Micross”) consisting of subordinated debt and equity. Micross provides die processing, packaging and related value added services for high reliability semiconductors.

In December, 2012, the Company made a $13.8 million investment in Agilex Flavors and Fragrances, Inc. (“Agilex”) consisting of subordinated debt and equity. Agilex Fragrances provides fragrance products and related technical services for formulations utilized in candle and air scents, personal care, household and industrial products.

In December, 2012, the Company made a $18.7 million investment in IOS Acquisitions, Inc. (“IOS”) consisting of subordinated debt and equity. IOS provides inspection, threading, storage, repair and related services for oil country tubular goods, drill tools and other equipment used in oil and gas drilling, hydraulic fracturing and production.

In December, 2012, the Company made a $14.3 million investment in Audio and Video Labs Holdings, Inc. (“AVL”) consisting of subordinated debt and equity. AVL provides manufacturing, distribution, website hosting, digital aggregation and revenue management services to independent artists in the music industry and to independent authors in the self-publishing industry.

In December, 2012, the Company made a $20.0 million investment in Glencoe Business Services Holdings (“Glencoe”) consisting of subordinated debt. Glencoe is a business process outsourcing provider that specializes in printing, fulfillment and call center services.

Annual Meeting of Stockholders

The 2013 Annual Meeting of Stockholders of Triangle Capital Corporation will be held at the Raleigh Marriott Crabtree Valley, 4500 Marriott Drive, Raleigh, NC 27612 on Wednesday, May 8, 2013, at 8:30 a.m. (Eastern Time) for stockholders of record as of the close of business on March 1, 2013.

Conference Call to Discuss Fourth Quarter and Full Year 2012 Results

Triangle has scheduled a conference call to discuss fourth quarter and full year 2012 operating and financial results for Thursday, March 7, 2013, at 9:00 a.m. (Eastern Time).

To listen to the call, please dial 877-312-5521 or 253-237-1143 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until March 11, 2013. To access the replay, please dial 855-859-2056 or 404-537-3406 and enter the passcode 94376250.

Triangle's quarterly and annual results conference call will also be available via a live webcast on the investor relations section of its website at http://ir.tcap.com/events.cfm. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until April 5, 2013.

About Triangle Capital Corporation

Triangle Capital Corporation (www.TCAP.com) invests capital in established companies in the lower middle market to fund growth, changes of control and other corporate events. Triangle offers a wide variety of investment structures with a primary focus on mezzanine financing with equity components. Triangle's investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle's investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions. Triangle typically invests $5.0 million - $30.0 million per transaction in companies with annual revenues between $20.0 million and $200.0 million and EBITDA between $3.0 million and $25.0 million.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NYSE, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.

Forward Looking Statements

This press release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future and some of these uncertainties are enumerated in Triangle's filings with the Securities and Exchange Commission. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. Copies are available on the SEC's website at www.sec.gov and shareholders may receive a hard copy of the completed audited financial statements free of charge upon request to the Company at 3700 Glenwood Avenue, Suite 530, Raleigh, NC 27612. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Contacts

Sheri Blair Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com

Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com
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TRIANGLE CAPITAL CORPORATION
Consolidated Balance Sheets

	December 31,
	2012	2011
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $565,737,092 and $389,312,451 at December 31, 2012 and 2011, respectively)	$579,078,939	$396,502,490
Affiliate investments (cost of $123,019,204 and $97,751,264 at December 31, 2012 and 2011, respectively)	123,408,445	103,266,298
Control investments (cost of $11,474,208 and $11,278,339 at December 31, 2012 and 2011, respectively)	4,315,339	7,309,787
Total investments at fair value	706,802,723	507,078,575
Cash and cash equivalents	72,300,423	66,868,340
Interest and fees receivable	2,650,178	1,883,395
Prepaid expenses and other current assets	403,123	623,318
Deferred financing fees	12,323,430	6,682,889
Property and equipment, net	55,535	58,304
Total assets	$794,535,412	$583,194,821
Liabilities:
Accounts payable and accrued liabilities	$6,405,570	$4,116,822
Interest payable	3,136,574	3,521,932
Taxes payable	3,210,989	1,402,866
Deferred income taxes	1,342,456	628,742
Borrowings under Credit Facility	—	15,000,000
Senior notes	149,500,000	—
SBA-guaranteed debentures payable	213,604,579	224,237,504
Total liabilities	377,200,168	248,907,866
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 27,284,798 and 22,774,726 shares issued and outstanding as of December 31, 2012 and 2011, respectively)	27,285	22,775
Additional paid-in-capital	403,322,097	318,297,269
Investment income in excess of distributions	6,783,161	6,847,486
Accumulated realized gains on investments	1,972,940	1,011,649
Net unrealized appreciation of investments	5,229,761	8,107,776
Total net assets	417,335,244	334,286,955
Total liabilities and net assets	$794,535,412	$583,194,821
Net asset value per share	$15.30	$14.68

TRIANGLE CAPITAL CORPORATION
Consolidated Statements of Operations

	Year Ended December 31,
	2012	2011	2010
Investment income:
Loan interest, fee and dividend income:
Non-Control / Non-Affiliate investments	$61,903,487	$42,733,900	$24,187,140
Affiliate investments	12,835,193	8,137,269	4,140,469
Control investments	210,019	1,377,232	1,333,385
Total loan interest, fee and dividend income	74,948,699	52,248,401	29,660,994
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	11,486,261	8,321,758	4,449,358
Affiliate investments	3,421,855	2,274,514	1,059,069
Control investments	80,502	157,335	471,431
Total payment-in-kind interest income	14,988,618	10,753,607	5,979,858
Interest income from cash and cash equivalent investments	431,150	361,973	344,642
Total investment income	90,368,467	63,363,981	35,985,494
Expenses:
Interest and other financing fees	16,412,898	10,901,913	7,782,380
General and administrative expenses	16,293,172	11,965,985	7,689,015
Total expenses	32,706,070	22,867,898	15,471,395
Net investment income	57,662,397	40,496,083	20,514,099
Net realized gains (losses):
Net realized gain (loss) on investments — Non-Control/Non-Affiliate	3,869,571	1,894,677	(1,623,104)
Net realized gain (loss) on investment — Affiliate	1,953,166	—	(3,855,769)
Net realized gain on investment — Control	838,039	9,078,810	—
Total net realized gains (losses)	6,660,776	10,973,487	(5,478,873)
Net unrealized appreciation (depreciation) of investments	(2,878,015)	6,367,473	10,940,689
Total net gain on investments	3,782,761	17,340,960	5,461,816
Loss on extinguishment of debt	(829,811)	(157,590)	(364,626)
Provision for taxes	(551,830)	(908,416)	(220,740)
Net increase in net assets resulting from operations	$60,063,517	$56,771,037	$25,390,549
Net investment income per share — basic and diluted	$2.16	$2.07	$1.62
Net increase in net assets resulting from operations per share —basic and diluted	$2.25	$2.90	$1.99
Dividends declared per common share	$2.02	$1.77	$1.61
Capital gains distributions declared per common share	$—	$—	$0.04
Weighted average number of shares outstanding — basic and diluted	26,740,776	19,555,268	12,763,243

TRIANGLE CAPITAL CORPORATION
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net increase in net assets resulting from operations	$60,063,517	$56,771,037	$25,390,549
Adjustments to reconcile net increase in net assets resulting from operations to net cash used in operating activities:
Purchases of portfolio investments	(348,938,154)	(224,996,843)	(173,581,930)
Repayments received/sales of portfolio investments	159,278,326	66,345,192	54,914,835
Loan origination and other fees received	5,631,915	4,364,689	3,351,568
Net realized (gain) loss on investments	(6,660,776)	(10,973,487)	5,478,873
Net unrealized (appreciation) depreciation on investments	2,164,302	(6,787,628)	(10,572,009)
Deferred income taxes	713,714	420,155	(368,680)
Payment-in-kind interest accrued, net of payments received	(5,885,069)	(6,110,494)	(2,269,307)
Amortization of deferred financing fees	1,150,466	787,902	432,368
Loss on extinguishment of debt	829,811	157,590	364,626
Accretion of loan origination and other fees	(3,414,778)	(1,751,182)	(1,268,839)
Accretion of loan discounts	(1,899,914)	(1,178,229)	(701,268)
Accretion of discount on SBA-guaranteed debentures payable	177,075	172,638	50,948
Depreciation expense	33,038	27,295	19,554
Stock-based compensation	3,030,757	1,909,808	1,151,576
Changes in operating assets and liabilities:
Interest and fees receivable	(766,783)	(1,015,768)	(215,212)
Prepaid expenses and other current assets	220,195	(504,167)	167,639
Accounts payable and accrued liabilities	2,288,748	1,847,924	46,721
Interest payable	(385,358)	1,133,427	54,553
Deferred revenue	—	(37,500)	(37,500)
Taxes payable	1,808,123	1,204,887	138,801
Net cash used in operating activities	(130,560,845)	(118,212,754)	(97,452,134)
Cash flows from investing activities:
Purchases of property and equipment	(30,269)	(37,952)	(38,535)
Net cash used in investing activities	(30,269)	(37,952)	(38,535)
Cash flows from financing activities:
Borrowings under SBA-guaranteed debentures payable	30,000,000	31,100,000	102,803,918
Repayments of SBA-guaranteed debentures payable	(40,810,000)	(9,500,000)	(22,300,000)
Borrowings under credit facility	26,000,000	30,400,000	—
Repayments of borrowings under credit facility	(41,000,000)	(15,400,000)	—
Proceeds from senior notes	149,500,000	—	—
Financing fees paid	(7,620,818)	(1,428,127)	(3,456,756)
Proceeds from public stock offerings, net of expenses	77,122,974	128,636,252	41,212,968
Common stock withheld for taxes upon vesting of restricted stock	(2,885,904)	(643,308)	(234,912)
Taxes paid on deemed distribution of long-term capital gains	(2,494,033)	(495,233)	—
Cash dividends paid	(51,789,022)	(32,370,760)	(20,466,584)
Cash distributions paid	—	—	(448,164)
Net cash provided by financing activities	136,023,197	130,298,824	97,110,470
Net increase (decrease) in cash and cash equivalents	5,432,083	12,048,118	(380,199)
Cash and cash equivalents, beginning of year	66,868,340	54,820,222	55,200,421
Cash and cash equivalents, end of year	$72,300,423	$66,868,340	$54,820,222
Supplemental disclosure of cash flow information:
Cash paid for interest	$15,075,903	$8,675,796	$7,244,512
Summary of non-cash financing transactions:
Dividends paid through DRIP share issuances	$3,300,031	$4,215,462	$4,879,008